UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/14/2006

i2 Technologies, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-28030

Delaware	75-2294945
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One i2 Place
11701 Luna Road
Dallas, Texas 75234
(Address of principal executive offices, including zip code)

(469) 357-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 4.02.    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As disclosed in its Form 10-Q for the quarter ended June 30, 2006, filed on August 14, 2006, i2 Technologies, Inc. (the "Company") has determined to change its original accounting for its December 2005 vesting acceleration of certain outstanding employee stock options and its subsequent tender offer for the exchange of certain employee stock options, which was completed in May 2006. The result is an increase to non-cash stock compensation expense of approximately $600,000 for the three months ended March 31, 2006. An additional expense of approximately $1.0 million related to this matter has been recorded in the Company's financial statements for the three months ended June 30, 2006. In addition, approximately $1.8 million of non-cash compensation expense associated with the modified awards will be recognized over the remainder of the two-year vesting period of those awards.

Accordingly, the Company concluded on August 14, 2006 that the financial information contained in the Company's previously-filed Form 10-Q for the quarter ended March 31, 2006 and all financial press releases and similar communications issued by the Company relating to such financial information should no longer be relied upon. The Company, including the Audit Committee of the Company's Board of Directors and members of management of the Company, discussed with its independent registered public accounting firm the matters set forth in this Item 4.02.

The Company intends to amend its Form 10-Q for the quarter ended March 31, 2006 to reflect restated financial statements for that period as soon as practicable.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

i2 Technologies, Inc.

Date: August 15, 2006	By:	/s/ John Harvey
John Harvey
Secretary